[LOGO]             INTEGRATED CIRCUIT SYSTEMS, INC



December 15, 1998


Dear Fellow Shareholder:

I am writing to you because your support at our Annual Meeting on December 30, 1998 is very important. You may have recently received correspondence from Stavro Prodromou seeking to disrupt our Annual Meeting with a costly, distracting and invalid proxy fight. Dr. Prodromou, who resigned from the Company last March following a negative review by the Board of Directors, completely failed to comply with the long-standing provisions of the Company's By-Laws requiring advance notice of any nominations for directors. We have advised Dr. Prodromou that his nominations are invalid, yet he continues his disruptive tactics.

Management urges that you return the enclosed white proxy card for the following reasons:

        1. Dr. Prodromou's nominations are not in the best interests of shareholders, and are invalid and disruptive.

        2. Your board is committed to enhancing and sustaining shareholder value by focusing on core competencies.

        3. ICS' new corporate governance program is designed to ensure increased responsiveness to shareholders.

        4. Dr. Prodromou not only has proven to be ineffective, and often detrimental in the management of this and other companies in the past, but he also brings a troubling background and offers only vague generalizations about his plans for ICS.

I strongly urge you not to return any blue dissident proxy cards. Instead, please SIGN, DATE AND RETURN the enclosed WHITE proxy card in the postage paid envelope provided today. Even if you have already returned a blue proxy card, you have every right to change your mind and return a WHITE proxy card in support of your Directors. Remember, only your latest dated, executed proxy card counts.



                                  continued...

2435 BLVD. OF THE GENERALS . P.O. BOX 968 . VALLEY FORGE, PA 19482-0968 . 610-630-5300 . FAX: 610-630-5399

THE STRATEGIC PLAN - ENHANCE SHAREHOLDER VALUE BY FOCUSING ON CORE COMPETENCIES
         TO BROADEN PRODUCT OFFERINGS AND INCREASE MARKET POSITION.



The ICS Strategic Plan returns to an emphasis on our core competency: the design, development, manufacture and marketing of mixed signal frequency timing generators, one of the most indispensable components of the electronic world. This market provides substantial opportunity for revenue growth and improvement in operating margins. As we look to the future, we will also spearhead new development efforts in synergistic business areas.

Continued leadership in this rapidly expanding area, however, demands a constant flow of new product offerings. Our rate of product introductions is such that 80% of our revenues come from products that are less than two years old. To meet this demand, your Board has directed prudent increases in research and development and marketing expenditures. During Dr. Prodromou's tenure, these areas did not receive the attention necessary to fulfill our goals.

Our goal is to increase core revenue by 30% every year. We believe that we are well on our way to achieving that goal in fiscal 1999. New product introductions have already increased. During fiscal 1998, the company introduced 88 new products. During the first quarter of fiscal 1999, we introduced 25 new products and expect this trend to accelerate during the remainder of the year.

Focused research and development expenditures are also aiding our efforts to expand the depth and range of our product line by leveraging our core technology and expertise into related areas. Similarly, increased marketing efforts now permit our expansion into new geographical markets.

We are improving margins by enhancing productivity and reducing costs. In particular, we are improving our design software, increasing productivity at our Singapore facility and maximizing synergies between the Valley Forge and San Jose facilities. This is a critical focus for ICS.


                                  continued...

                   THE  NEW  CORPORATE  GOVERNANCE  PROGRAM:
AN  EXPANDED BOARD  OF  DIRECTORS;  A  NEW  CEO;  INCREASED  RESPONSIVENESS  AND
      ACCESS  TO  MANAGEMENT;  CONTINUED  COMMITMENT  TO STOCK  BUY BACKS.



My strongest mandate since being appointed Chairman of the Board effective January 1, 1999, has been to improve the corporate governance program at ICS. To accomplish that goal, your Board has done the following:

     [_] Retained a nationally recognized executive search firm to identify a short list of world class electronics executives to become ICS' permanent CEO. My personal commitment to the Board and the shareholders is to do whatever is necessary to locate and hire the best candidate as quickly as possible.

     [_] Committed to increasing the size of the Board by bringing in new, independent Directors, all of whom must have expertise in both our core business and intimate knowledge of the industries we serve. We will shortly retain a search firm to identify candidates and will direct that firm to seek input from our largest shareholders on candidate choices.

     [_] Directed Senior Management to improve the lines of communication between the company and our shareholders. This will be achieved immediately with three steps:

                1. Conduct conference calls in conjunction with the release of quarterly results. These calls will be open to all shareholders.

                2. Meet with shareholders in conjunction with quarterly earning releases.

                3. Hire an internal investor relations contact for day-to-day communications with our shareholders.

     [_] Continued our commitment to the stock buy-back program. Over the past two years, ICS has bought back approximately $30 million of its stock in open market purchases. Under the current program approved by your Board, the Company has authorization to repurchase approximately 1.5 million additional shares.

Your Board is committed to a specific program to increase and sustain shareholder value and to improve our corporate governance structure. As Chairman of the Board, I have assumed personal responsibility for ensuring that this program is carried out.


                                  continued...

 THE  PRODROMOU  CAMPAIGN:  VAGUE  GENERALITIES  AND  A  TROUBLING  BACKGROUND.



Dr. Prodromou, by contrast, offers mainly vague generalities about his plan. In addition, we have recently discovered several facts unknown to us at the time he was CEO that cause grave concern about his fitness to serve on the Board of a publicly traded company.

In March 1997, when Dr. Prodromou was its Chairman and CEO, Palo Alto Digital Systems, Inc. filed for bankruptcy. Palo Alto was later liquidated pursuant to Chapter 7 of the Bankruptcy Code. Dr. Prodromou never informed anyone at ICS of this bankruptcy filing. In fact, Dr. Prodromou's own proxy statement filed with the SEC in this proxy fight failed to disclose the bankruptcy even though disclosure is required pursuant to SEC regulations.

Dr. Prodromou has led several other companies that have had their corporate status suspended or revoked:

 . Underscore Technologies, Inc., of which Dr. Prodromou is President, had a franchise tax lien filed against it in 1998.

 . Flashtech Memory Corporation, of which Dr. Prodromou was the President, had its corporate status suspended by the California Franchise Tax Board in 1995 due to failure to pay its franchise taxes.

 . V-Ray Imaging Corporation, of which Dr. Prodromou was the President, had its corporate charter revoked by the Texas Secretary of State in 1995.

 . Soft IC Corporation, of which Dr. Prodromou was President, had its corporate status suspended by the California Franchise Tax Board in 1994 due to the failure to pay franchise taxes.

 . Page Mill Software, Inc., of which Dr. Prodromou was President, had its corporate status suspended by the California Franchise Tax Board in 1994 due to the failure to pay franchise taxes.

As mentioned above, Dr. Prodromou has launched this proxy fight despite his knowledge that his director nominations are prohibited by the Company's By-Laws. His actions are costing the company and its shareholders unnecessary expense. More important, however, it has also distracted your Board and management from the critical task of implementing its Strategic Plan.

As is the case in many public companies, the By-Laws of ICS contain advance notice provisions for director nominations. The By-Laws provide that any shareholder desiring to nominate candidates for election as directors at a shareholders meeting must provide certain information to the Company at least 50 days and not more than 75 days prior to the date of the meeting. The relevant provision of the By-Laws has been in place since the Company's initial public offering in 1991. Dr. Prodromou has not complied with these provisions; therefore, his director nominations are invalid and will not be recognized at the Annual Meeting.

                                  continued...

I STRONGLY URGE YOU TO VOTE THE MANAGEMENT SLATE, AND NOT TO SUPPORT DR. PRODROMOU'S INVALID, COSTLY AND DISRUPTIVE EFFORTS TO REMOVE AND REPLACE YOUR BOARD.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE PAID ENVELOPE TODAY!

Very truly yours,


/s/ Rudolf Gassner

Rudolf Gassner
Chairman-elect of the Board



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